Exhibit 4.8

EXECUTION VERSION

SECOND AMENDMENT TO FORBEARANCE AGREEMENT

This Second Amendment to Forbearance Agreement (this “Agreement”), dated as of May 20, 2008, further amends that certain Forbearance Agreement dated as of April 30, 2008 (as amended, the “Forbearance Agreement”) and is entered into by and among Vertis, Inc. (the “Issuer”), each of the undersigned entities listed as guarantors (collectively, the “Guarantors”) and each of the undersigned holders (collectively, the “Holders”) of the 9.75% Senior Secured Second Lien Notes due 2009 (the “Notes”) issued by the Issuer.  Each capitalized term used herein and not otherwise defined herein shall have the meaning attributed to such term in the Forbearance Agreement.

W I T N E S S E T H:

WHEREAS, on April 30, 2008, the Issuer, the Guarantors and certain of the Holders entered into the Forbearance Agreement, pursuant to which those Holders agreed to forbear during the Forbearance Period from exercising their rights and remedies under the Indenture and from directing the Trustee to exercise any such rights and remedies on their behalf resulting from the Existing Default and the Payment Default; and

WHEREAS, the failure of the Restructuring Agreement Execution to occur on or before 5:00 p.m. (New York time) on May 13, 2008 (the “Restructuring Execution Deadline”) resulted in a Forbearance Termination Event under the Forbearance Agreement; and

WHEREAS, on May 14, 2008, the Issuer, the Guarantors and the Holders entered into the First Amendment to Forbearance Agreement (the “First Amendment”),  which amended the Forbearance Agreement by waiving the Forbearance Termination Event thereunder and extending the Restructuring Execution Deadline to 5:00 p.m. (New York time) on May 20, 2008; and

WHEREAS, due to the ongoing discussions among the parties with respect to the Restructuring Agreement, the Issuer and the Guarantors have requested that the Holders continue their forbearance with respect to the Payment Default and the Existing Default by further extending the Restructuring Execution Deadline; and

WHEREAS, subject to the terms and conditions set forth herein, the Holders have agreed to continue their forbearance and extend the Restructuring Execution Deadline to 5:00 p.m. (New York time) on May 27, 2008.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  Amendment to Existing Forbearance Agreement. The following clauses of the definition of Forbearance Termination Event in Section 1 of the Forbearance Agreement shall be hereby further amended as follows:

(1) clause (a) is hereby further amended to read: “(a) the failure of the Restructuring Agreement Execution to occur on or before 5:00 p.m. (New York time) on May 27, 2008;”;

SECTION 2.  Conditions to Effectiveness.  The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions:

(a)           Holders representing in the aggregate more than 75% of the outstanding principal amount of the Notes shall have executed this Agreement;

(b)           the Holders shall have received from the Issuer a duly executed counterpart of this Agreement from each Holder, the Issuer and each Guarantor listed on the signature pages hereto; provided, however, that signature pages executed by Holders shall be delivered to (a) other Holders in a redacted form that removes such Holder’s holdings of the Notes and (b) the Issuer, the Guarantors and advisors to the Holders in an unredacted form; provided further, however, that the advisors to the Holders shall not disclose the unredacted signature pages to any Holder; and

(c)           (i) all representations and warranties made by the Issuer and the Guarantors in the Indenture, the Note and the Security Documents shall be true and correct in all material respects on and as of the effective date of this Agreement as though made on and as of such date (unless any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date); and (ii) no Default or Event of Default (except with respect to the Existing Default and the Payment Default) has occurred or is continuing as of the effective date of this Agreement.

SECTION 3.  Representation of the Holders.  Each Holder severally represents that it is the beneficial owner and/or investment advisor or manager of discretionary accounts for the holders or beneficial owners of the aggregate principal amount of the Notes set forth on the signature page hereof beneath its name.

SECTION 4.  Reference to and Effect Upon the Existing Forbearance Agreement.

(a)           Except as specifically amended hereby, all terms, conditions, covenants, representations and warranties contained in the Existing Forbearance Agreement, as amended hereby, and all rights and obligations of the Issuer, Guarantors and Holders therein, shall remain in full force and effect.  Each of the Issuer, Guarantors and Holders hereby confirms that the Existing Forbearance Agreement, as amended hereby is in full force and effect and that none of the Issuer, Guarantors and Holders has any defenses, setoffs, recoupments, offsets, claims or counterclaims to the obligations under the Existing Forbearance Agreement, as amended hereby.

(b)           Except as expressly set forth herein, the execution, delivery and effectiveness of this Agreement shall not directly or indirectly (i) create any obligation to continue to defer any enforcement action after a Default or Event of Default, (ii) constitute a consent or waiver of any past, present or future violations of any provisions of the Existing Forbearance Agreement, as amended hereby or (iii) amend, modify or operate as a waiver of any provision of the Existing Forbearance Agreement, as amended hereby. Except as expressly set forth herein, each of Issuer, Guarantors and Holders, as applicable, reserves all of its or their respective rights, powers, and remedies under the Existing Forbearance Agreement, as amended hereby and/or applicable law.  All of the provisions of the Existing Forbearance Agreement, as amended hereby, are hereby reiterated, and if ever waived, reinstated.

SECTION 5.  Release. In consideration of the agreements of the Holders set forth herein, each of the Issuer and each Guarantor hereby releases, remises, acquits and forever discharges the Holders, and each of their respective employees, agents, representatives, consultants, attorneys, officers, directors, partners, fiduciaries, predecessors, successors and assigns, subsidiary corporations, parent corporations and related corporate divisions (collectively, the “Released Parties”), from any and all actions, causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct or indirect, at law or in equity, of whatever nature or kind, whether heretofore or hereafter arising, for or because of any matter of things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of any or in any way connected to this Agreement, the Indenture, the Note or the Security Documents (collectively, the “Released Matters”). Each of the Issuer and each Guarantor hereby acknowledges that the foregoing releases in this Agreement are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Each of the Issuer and each Guarantor hereby represents and warrants to each Holder that it has not purported to transfer, assign or otherwise convey any right, title or interest in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

EACH OF THE ISSUER AND EACH GUARANTOR AGREES TO ASSUME THE RISK OF ANY AND ALL UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS WHICH ARE RELEASED, WAIVED AND DISCHARGED BY THIS AGREEMENT. EACH OF ISSUER AND EACH GUARANTOR WAIVES AND RELEASES ANY RIGHT OR DEFENSE WHICH IT MIGHT OTHERWISE HAVE UNDER ANY OTHER LAW OR ANY APPLICABLE JURISDICTION WHICH MIGHT LIMIT OR RESTRICT THE EFFECTIVENESS OR SCOPE OF ANY OF ITS WAIVERS OR RELEASES HEREUNDER.

SECTION 6.  Costs and Expenses.  The Issuer agrees to pay on demand all costs and expenses of the Holders in connection with the preparation, execution and delivery of this Agreement, including the reasonable fees, costs and expenses of counsel for the Holders with respect thereto.

SECTION 7.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed signature page to this Agreement by facsimile transmission or otherwise transmitted or communicated by email shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.  Integration.  This Agreement and any agreements referred to herein constitute the entire contract among the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Upon the effectiveness of this Agreement as set forth in Section 2 hereof, this Agreement shall be binding upon and inure to the benefit of the parties to the Indenture and, subject to and in accordance with Section 11.10 of the Indenture, their respective successors and assigns.

SECTION 9.  Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 10. Applicable Law.  This Agreement shall be governed by and be construed and enforced in accordance with, the laws of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law).

SECTION 11. Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes.

SECTION 12.  Confidentiality.  Each of the Issuer, each Guarantor and each Holder (and their respective successors and assigns) shall not publicly disclose any information provided to them by any Holder in connection with this Agreement, nor shall they publicly disclose signature pages to this Agreement or any other provision of this Agreement that discloses the Holders’ holdings (collectively, the “Holder Information”) except: (1) in any legal proceeding relating to this Agreement, provided that the Issuer, the relevant Guarantor and/or Holder, as applicable, shall use their reasonable best efforts to maintain the confidentiality of Holder Information in the context of any such proceeding; (2) to the extent required by law; and (3) in response to a subpoena, discovery request, or a request from a government agency for information regarding Holder Information or the information contained therein; provided that in the case of clauses (2) and (3) above, the disclosing party provides notice to the applicable Holder, promptly upon receipt of the subpoena or request, unless such notice would be prohibited by law.  If the applicable Holder wishes to oppose the production of such information, it may do so at its own expense.  Responding to any such subpoena or other request, after providing notice as set forth herein, shall not be deemed to be a breach of any provision of this Agreement.  Notwithstanding anything to the contrary in this Section 15, the Issuer may: (i) disclose the aggregate principal amount of Notes held by the Holders executing this Agreement, taken as a whole and without reference to the names of the Holders constituting such amount; and (ii) provide the Trustee with the executed copy of this Agreement that includes the individual signature pages of each of the Holders, but only in the event that the Issuer first obtains the Trustee’s written consent not to publicly disclose any information relating to the individual holdings of each Holder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

VERTIS, INC.

By:	/s/ John V. Howard, Jr.
	Name:	John V. Howard, Jr.
	Title:	Secretary

ENTERON GROUP LLC

By:	/s/ John V. Howard, Jr.
	Name:	John V. Howard, Jr.
	Title:	Secretary

WEBCRAFT, LLC

By:	/s/ John V. Howard, Jr.
	Name:	John V. Howard, Jr.
	Title:	Secretary

USA DIRECT, LLC

By:	/s/ John V. Howard, Jr.
	Name:	John V. Howard, Jr.
	Title:	Secretary

VERTIS MAILING, LLC

By:	/s/ John V. Howard, Jr.
	Name:	John V. Howard, Jr.
	Title:	Secretary

WEBCRAFT CHEMICALS, LLC

By:	/s/ John V. Howard, Jr.
	Name:	John V. Howard, Jr.
	Title:	Secretary

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By:
Name:
Title:

$
Aggregate principal amount of Notes
beneficially owned or managed on behalf
of accounts that hold or beneficially own Notes